Goodrich Provides 2005 Financial Outlook

•	Sales growth expected in all market channels for 2005 compared to 2004.

•	Sales for 2005 expected to be in the $5.0 — $5.1 billion range.

•	Fully diluted EPS for 2005 expected to be in the $1.60 — $1.80 range.

•	Cash flow from operations, minus capital expenditures, expected to exceed 75 percent of net income in 2005.

CHARLOTTE, NC, November 15, 2004 – Goodrich Corporation announced today its sales, earnings and cash flow outlook and assumptions for the full year 2005. Sales for 2005 are expected to grow about 6 – 8 percent from 2004 levels, to a range of $5.0 — $5.1 billion. Margin growth in excess of the growth in sales is expected to result in fully diluted earnings per share (EPS) from continuing operations in the range of $1.60 — $1.80, an increase of 20 – 35 percent from the current expectations for 2004 fully diluted EPS from continuing operations.

Goodrich’s 2005 outlook is based on the following market assumptions:

•	Deliveries of Boeing and Airbus large commercial aircraft are expected to be significantly higher in 2005, compared to 2004. Current delivery expectations for 2004 are for approximately 600 aircraft, growing to approximately 670 aircraft in 2005, an increase of about 12 percent.

•	Capacity in the global airline system, as measured by available seat miles (ASMs), is expected to continue to grow. Goodrich expects global ASM growth of about 5 percent in 2005, compared to 2004. Goodrich sales to airlines for large commercial and regional aircraft aftermarket parts and service are expected to grow approximately in-line with increases in capacity.

•	Regional aircraft production is expected to be relatively flat in 2005, compared to 2004, as the primary regional jet manufacturers scale back production in reaction to reductions in expected deliveries to airlines currently operating under the protection of Chapter 11 bankruptcy filings.

•	Military sales (OE and aftermarket) are expected to increase roughly in line with global military budgets, which are expected to grow in the low single digit range for 2005, compared to 2004.

Goodrich expects cash flow from operations, minus capital expenditures, to exceed 75 percent of net income in 2005. While this is lower than the conversion rate experienced in recent years, it reflects increased cash expenditures for investments in new programs and productivity initiatives that are expected to provide enhanced long-term growth prospects for the company. The company expects capital expenditures in 2005 to be in the range of $190 - $210 million.

The current earnings and cash flow from operations outlook for 2005 does not include any impact of unanticipated large contract terminations (such as the Boeing 717 program), premiums or interest expense savings associated with potential early retirement of debt, resolution of the previously disclosed Rohr and Coltec tax litigation, or of potential contractual disputes with Northrop Grumman related to the purchase of Aeronautical Systems from TRW.

Goodrich will hold an investor conference on November 15, 2004, beginning at 1:00 PM U.S. Eastern time to discuss its 2005 outlook and to provide further insight into the company’s performance, plans and future prospects. Interested parties can listen to a live webcast of the conference, and view the related presentation materials, at www.goodrich.com.

Goodrich Corporation, a Fortune 500 company, is a leading global supplier of systems and services to the aerospace and defense industry. Goodrich technology is involved in making aircraft fly... helping them land... and keeping them safe. Serving a global customer base with significant worldwide manufacturing and service facilities, Goodrich is one of the largest aerospace companies in the world. For more information visit http://www.goodrich.com

Forward-looking Statements

Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company’s future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” or “plan,” are intended to identify forward-

looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially.

Important factors that could cause actual results to differ include, but are not limited to:

•	the extent to which the company is successful in integrating Aeronautical Systems in a manner and a timeframe that achieves expected cost savings and operating synergies;

•	potential contractual disputes with Northrop Grumman related to the purchase of Aeronautical Systems;

•	the nature, extent and timing of the company’s proposed restructuring and consolidation actions and the extent to which the company is able to achieve savings from these actions;

•	the possibility of additional restructuring and consolidation actions beyond those previously announced by the company;

•	demand for and market acceptance of new and existing products, such as the Airbus A380, the Boeing 7E7, the Joint Strike Fighter, the Embraer 190 and the Boeing 717;

•	the health of the commercial aerospace industry, including the impact of bankruptcies in the airline industry;

•	global demand for aircraft spare parts and aftermarket services;

•	threats and events associated with and efforts to combat terrorism, including the current situation in Iraq;

•	the impact of Severe Acute Respiratory Syndrome (SARS) or other airborne respiratory illnesses on global travel;

•	potential cancellation of orders by customers;

•	successful development of products and advanced technologies;

•	the extent to which expenses relating to employee and retiree medical and pension benefits continue to rise, including changes in plan assumptions related to interest rates and actual and long-term returns on plan assets;

•	competitive product and pricing pressures;

•	the payment of premiums by the company in connection with the early retirement of debt;

•	the resolution of tax litigation involving Coltec Industries Inc and Rohr, Inc.;

•	the company’s ability to recover from third parties under contractual rights of indemnification for environmental and other claims arising out of the divestiture of the company’s tire, vinyl and other businesses;

•	possible assertion of claims against the company on the theory that it, as the former corporate parent of Coltec Industries Inc, bears some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries, or that Coltec’s dividend of its aerospace business to the company prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent;

•	the effect of changes in accounting policies;

•	domestic and foreign government spending, budgetary and trade policies;

•	economic and political changes in international markets where the company competes, such as changes in currency exchange rates, inflation, deflation, recession and other external factors over which the company has no control; and

•	the outcome of contingencies (including completion of acquisitions, divestitures, litigation and environmental remediation efforts).

Further information regarding the factors that could cause actual results to differ materially from projected results can be found in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2003.

The company cautions you not to place undue reliance on the forward-looking statements contained in this release, which speak only as of the date on which such statements were made. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

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